EXHIBIT 10.16

Krishna Kolluri

VESTING WAIVER AGREEMENT

This VESTING WAIVER AGREEMENT (this “Agreement”) is made and entered into as of October 3, 2003 by and between the undersigned stockholder (“Stockholder”) and NetScreen Technologies, Inc., a Delaware corporation (“Acquirer”). This Agreement shall be effective as of the closing of the Merger (as defined below). As used herein, the term “Acquirer Employer” shall mean Acquirer or the subsidiary or affiliate of Acquirer that employs Stockholder and their successors and assigns.

RECITALS

WHEREAS, Stockholder is a party to that certain (a) Common Stock Purchase Agreement dated April 19, 2001 by and between Neoteris, Inc., a Delaware corporation (the “Company”), and Stockholder (the “Stock Agreement”) and the (b) Amended and Restated Employment Agreement dated April 19, 2001 by and between the Company and Stockholder (the “Employment Agreement”), which documents together with any option agreements (the “Option Agreement”) by and between the Company and Stockholder shall be referred to as the “Compensation Arrangement”;

WHEREAS, the Company, Acquirer and Neon Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Acquirer (“Merger Sub”), have entered into that certain Agreement and Plan of Merger dated October 3, 2003 (the “Merger Agreement”) providing for the merger of Merger Sub with the Company (the “Merger”); and

WHEREAS, at the effective time of the merger of Merger Sub with the Company as defined in the Merger Agreement (the “Effective Time”) Stockholder shall commence employment with Acquirer pursuant to the assumption of the Employment Agreement and in connection therewith Stockholder and Acquirer have entered into that certain Assumption and Amendment Agreement that modifies the Employment Agreement (the Employment Agreement, as amended by the Amendment and Assumption Agreement, is referred to as the “Assumed Employment Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

1 Acknowledgments and Waivers by Stockholder.

(a) Stockholder hereby acknowledges and agrees that the commencement of Stockholder’s employment with Acquirer Employer, on the terms and conditions of the Assumed Employment Agreement, shall not constitute (i) a termination of Stockholder’s employment for “Good Reason” (as defined in Section 5.5(b) of the Employment Agreement), (ii) a termination of Stockholder’s employment pursuant to Section 3(a)(iv) of the Stock Agreement, or (iii) any other type of “constructive termination” as such term is generally understood, and Stockholder hereby waives the provisions of Section 5.5(b) of the Employment Agreement and/or the provisions of Section 3(a)(iv) of the Stock Agreement with respect to the Merger and with respect to any termination by Stockholder whether or not in connection with a change of control of the Company, Acquirer Employer or Acquirer.

(b) Stockholder hereby waives any rights to accelerated vesting and/or accelerated exercisability, as applicable, of Stockholder’s stock or options pursuant to the Compensation Arrangement arising as a result of the Merger or arising in connection with Stockholder’s employment with Acquirer Employer.

(c) Stockholder hereby acknowledges that, subject to and on the terms and conditions of the Merger Agreement, as a result of the Merger Acquirer is assuming all of Stockholder’s options to purchase shares of the Company’s common stock and that Stockholder’s stock shall remain subject to its original vesting schedule and that Acquirer will succeed to the Company’s right to repurchase Stockholder’s unvested stock on the terms and conditions of the Stock Agreement. Stockholder hereby acknowledges and agrees that none of Stockholder’s stock or options shall automatically vest or accelerate as a result of the Merger and the transactions contemplated thereby and/or as a result of the assumption of Stockholder’s options or the assignment to Acquirer of the Company’s rights to repurchase unvested stock as provided in the Merger Agreement. Stockholder hereby waives any rights to automatic vesting or acceleration of Stockholder’s stock or options upon or following the Merger.

2. Agreements by Acquirer.

(a) Notwithstanding the provisions of Section 1 or any other provision of the Compensation Arrangement, subject to execution of the general release required under the first paragraph of Section 5.3 of the Assumed Employment Agreement, Acquirer hereby agrees that, upon termination of Stockholder by Acquirer Employer without Cause (as defined in the Employment Agreement) or Stockholder’s voluntary termination for Good Reason (as defined in the Employment Agreement) within twenty-four (24) months following the Effective Time of the Merger, Stockholder shall receive twenty-four (24) months of accelerated vesting and/or accelerated exercisability of Stockholder’s stock and options, as applicable, issued or issuable under the Stock Agreement and/or the Option Agreement; provided, however, that Stockholder’s options under the Option Agreement, if any, shall remain exercisable only until the earlier of (i) the Expiration Date (as defined in the Option Agreement) and (ii) the date on which Stockholder’s options under the Option Agreement would otherwise terminate following a termination without Cause (as defined in the Employment Agreement). A transfer of Stockholder from one Acquirer Employer to another Acquirer Employer shall not be construed as a termination of Stockholder. A voluntary termination by the Stockholder shall not trigger any acceleration of vesting and/or accelerated exercisability of the Stockholder’s stock or options, except where such voluntary termination by the Stockholder is for Good Reason (as defined in the Employment Agreement).

(b) Notwithstanding the foregoing, Stockholder shall not be entitled to any accelerated vesting and/or exercisability of the Stockholder’s stock or options, as applicable, if Stockholder’s employment is terminated by Acquirer Employer for Cause (as defined in the Employment Agreement).

3. Miscellaneous.

(a) Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

(b) Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party.

(c) Governing Law. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

(d) Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement, and the application of such provisions to other persons or entities or circumstances as applicable, will be interpreted so as reasonably to effect the intent of the parties hereto.

(e) Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby.

(f) Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which together will constitute one agreement.

(g) Effective Date. This Agreement shall become effective only upon the Effective Time. This Agreement shall be null and void if the Merger Agreement is terminated in accordance with its terms.

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IN WITNESS WHEREOF, Acquirer and Stockholder have executed this Agreement as of the date first indicated above.

STOCKHOLDER:

By:	/s/ Krishna Kolluri
Krishna Kolluri

ACQUIRER:

NETSCREEN TECHNOLOGIES, INC.

By:	/s/ Edie Rodriguez
Name:	EDIE RODRIGUEZ
Title:	VP HUMAN RESOURCES

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